Exhibit 99.1

Mueller Water Products

Fourth Quarter 2009

Conference Call Script

Martie Zakas:

Good morning everyone. Thank you for joining us today as we discuss Mueller Water Products’ results for the 2009 fourth quarter. We issued our press release reporting results of operations for the three months and year ended September 30, 2009 yesterday afternoon. A copy of it is available on our Web site.

Mueller Water Products had approximately 153.8 million shares outstanding at September 30, 2009, which includes the shares issued in our recent equity offering. For the quarter, the total weighted average shares outstanding were 119.4 million. For the first quarter of 2010, weighted shares outstanding will reflect the shares issued in the equity offering for the entire period.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

We reference certain non-GAAP financial measures in our press release and on this call, including internal measurements we use to show the differences from prior periods. These non-GAAP measures derive from GAAP financial measures and are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. These non-GAAP measures have limitations, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted net loss, adjusted EPS and adjusted EBITDA, all of which exclude the impairment and restructuring charges, the loss on early extinguishment of debt, the gain on repurchase of senior subordinated notes and interest rate swap settlements related to debt prepayments. We will also refer to free cash flow.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks in future tense or containing words such as “expect,” “believe,” “anticipate” and “project” or similar words derived from those words constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2008 and our Form 10-Q for the quarter ended June 30, 2009, for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the Investor Relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will file a copy of our prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the fourth quarter of fiscal 2009. I’ll begin today with a brief overview of the quarter. Evan Hart will then provide a detailed financial report, after which I’ll update you on key drivers influencing our business and our outlook for the first quarter and full fiscal year 2010. We will then open up the call for your questions.

Production and shipment increases at Mueller Co. and U.S. Pipe in the fourth quarter contributed to a significant sequential improvement in the financial performance of both business units, largely due to less under-absorption of overhead, lower raw material costs and higher volume. Strong operating leverage resulted in substantial incremental margin gains at both Mueller Co. and U.S. Pipe.

We remain focused on generating free cash flow and reducing our debt. We generated $36.6 million of free cash flow in the quarter and $82.2 million for the full year. With our cash from operations and the proceeds from our recent equity offering, we reduced our debt by $221.0 million during the quarter. For the full year, we reduced our debt by $355.3 million, or 32.4%. Evan will discuss these capital structure actions in more detail.

As our end markets recover, we expect to benefit from positive conversion margins as we did on a sequential basis in the fourth quarter at Mueller Co. and U.S. Pipe.

With regard to our end markets, the water infrastructure markets began stabilizing in the third quarter and remained steady during the fourth quarter primarily due to spending for repair activity. Housing starts increased slightly in the fourth quarter, although as we have said, we expect to lag any recovery in this end market. The non-residential market remains challenging, and we expect that situation to continue throughout fiscal 2010.

We anticipate the typical lower seasonal demand pattern for Mueller Co. and U.S. Pipe in the first half of fiscal 2010. Initial quote activity tied to stimulus projects began in the third quarter and increased further in the fourth quarter, although it has yet to translate into a significant number of orders. We expect to benefit from the stimulus program in the second half of fiscal 2010 as more projects receive funding and construction begins. I’ll discuss this in more detail later in the call.

I’ll now turn the call over to Evan Hart who will discuss our financial results for the quarter.

Evan Hart:

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales of $374.8 million for the 2009 fourth quarter decreased $122.1 million year-over-year from $496.9 million for the 2008 fourth quarter. Net sales decreased due to lower shipment volumes of $105.3 million across all business segments and net lower pricing of $12.3 million due to lower pricing at U.S. Pipe, partially offset by higher pricing at Mueller Co. and Anvil. In addition, unfavorable Canadian currency exchange rates reduced net sales by $4.5 million.

Gross profit of $69.2 million in the 2009 fourth quarter decreased $53.2 million, compared to $122.4 million in the 2008 fourth quarter. Gross margin of 18.5% compared to 24.6% in the prior year period. Gross profit decreased $31.4 million due to lower shipment volumes, $26.5 million due to under-absorbed overhead from lower production and $12.3 million due to lower sales pricing. Gross profit declines were partially offset by lower raw material costs of $10.1 million and manufacturing cost savings of $14.6 million.

Adjusted income from operations for the quarter of $14.8 million decreased $33.7 million from $48.5 million in the prior year period. Lower shipment volumes of $31.4 million, under-absorbed overhead of $26.5 million and lower sales pricing of $12.3 million negatively impacted 2009 fourth quarter income from operations. Reduced selling, general and administrative expenses of $19.5 million, manufacturing cost savings of $14.6 million and lower raw material costs of $10.1 million positively impacted the quarter’s results.

Fourth quarter 2009 adjusted operating income and adjusted EBITDA margins of 3.9% and 9.8%, respectively, compare with the 2008 fourth quarter adjusted operating income margin of 9.8% and adjusted EBITDA margin of 14.6%.

Selling, general, and administrative expenses of $54.4 million in the 2009 fourth quarter compare with $73.9 million in the 2008 fourth quarter. This decline resulted primarily from personnel-related expenses, including headcount reductions, lower commissions as a result of lower net sales, lower incentive compensation and other personnel-related costs.

Net interest expense of $27.2 million increased from $17.6 million during the three months ended September 30, 2008. The increase was due to $6.3 million of interest rate swap settlement costs associated with debt prepayments as well as higher interest rates resulting from the June amendment to the 2007 Credit Agreement. Excluding the interest rate swap settlement costs, net interest expense for the quarter was $20.9 million.

Additionally, as a result of the $218 million in debt prepayments in this quarter, we expensed $3 million of related deferred financing costs as a loss on early extinguishment of debt.

In the 2009 fourth quarter, our effective income tax rate for the three months ended September 30, 2009 was 37%.

Adjusted net loss per share of $0.03 in the 2009 fourth quarter compares to adjusted net income per share of $0.15 in the 2008 fourth quarter. The 2009 adjusted fourth quarter results excluded $0.03 per share related to interest rate swap settlement costs, $0.02 related to the loss on early extinguishment of debt and $0.01 related to restructuring charges.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment of $158.1 million in the 2009 fourth quarter compare to $184.6 million in the prior year quarter. Lower shipment volumes of $29.4 million were partially offset by higher pricing of $4.2 million. Unit shipment volumes declined in the fourth quarter, although the year-over-year decline was less than it was in the third quarter.

Adjusted income from operations of $25.4 million and adjusted EBITDA of $38.1 million in the 2009 fourth quarter compare to income from operations of $35.8 million and EBITDA of $48.7 million in the 2008 fourth quarter. Adjusted income from operations decreased $10.7 million due to under-absorbed overhead from lower production and $10.3 million due to lower shipment volumes. The decrease was partially offset by $5.5 million of manufacturing cost savings, $4.2 million of higher sales pricing, and $3.7 million of reduced selling, general and administrative expenses. These results excluded $600,000 of restructuring charges for the 2009 fourth quarter.

Sequential adjusted operating income margin at Mueller Co. improved significantly from the third quarter to the fourth quarter, from 8.8% to 16.1%.

Net sales for the U.S. Pipe segment of $105.3 million in the 2009 fourth quarter compare to $153.4 million in the prior year quarter. The net sales decrease was primarily attributable to $30.0 million of lower shipment volumes and $18.1 million of lower pricing.

In the 2009 fourth quarter, adjusted loss from operations was $7.1 million and adjusted EBITDA was a loss of $2.6 million. These results compare to adjusted loss from operations of $1.8 million and adjusted EBITDA of $4.2 million in the 2008 fourth quarter. The 2009 fourth quarter results were negatively impacted by $18.1 million due to lower sales pricing, $7.5 million due to lower shipment volumes and $6.5 million of under-absorbed overhead from lower production. This quarter’s results were positively impacted by $16.7 million of lower raw material costs, $6.3 million of manufacturing cost savings and $4.5 million of lower selling, general and administrative expenses. These results excluded $200,000 and $400,000 of restructuring charges in the 2009 and 2008 fourth quarters, respectively.

Net sales for the Anvil segment of $111.4 million in the 2009 fourth quarter compare to $158.9 million in the prior year quarter. The net sales decline was driven primarily by $45.9 million of lower shipment volumes and $3.2 million of unfavorable Canadian currency exchange rates. This decline was partially offset by higher pricing of $1.6 million.

Adjusted income from operations of $3.2 million and adjusted EBITDA of $7.8 million in the 2009 fourth quarter compare to income from operations of $23.4 million and EBITDA of $28.1 million in the 2008 fourth quarter. Income from operations decreased due to lower shipment volumes of $13.6 million, higher raw material costs of $9.6 million and under-absorbed overhead from lower production of $9.3 million. These items were partially offset by lower selling, general and administrative expenses of $9.3 million and manufacturing cost savings of $2.8 million. These results exclude $1.1 million of restructuring charges in the 2009 fourth quarter.

Free cash flow, which is cash provided by operating activities less capital expenditures, was $36.6 million in the 2009 fourth quarter. This compares to free cash flow of $48.8 million for the 2008 fourth quarter. The free cash flow generated was primarily attributable to working capital management, principally due to lower inventories, and included pension plan contributions of $20.6 million. Free cash flow was $82.2 million for the year.

At September 30, 2009, net debt totaled $678.7 million, which is total debt of $740.2 million less cash of $61.5 million.

Total debt at September 30, 2009 was comprised of $66.5 million of Term A debt at LIBOR + 550 basis points; $252.0 million of Term B debt at LIBOR + 550 basis points, $420 million of senior subordinated notes at a fixed rate of 7 3/8%; and $1.7 million of other.

Our scheduled principal repayments are minimal with $12 million due in each of fiscal 2010 and 2011. Our first significant scheduled debt repayments totaling $53.7 million occur in fiscal 2012 when our Term A debt matures.

As Greg mentioned, we made significant progress in improving our capital structure by deleveraging our balance sheet throughout fiscal 2009.

We completed a public offering of 37,122,000 shares of Series A common stock at $4.75 per share in September and generated net proceeds of $166 million (after offering expenses). During the quarter, we used the net proceeds of the equity offering along with other available cash to prepay $218 million of debt under our 2007 Credit Agreement.

During the year, we repaid $355.3 million of debt, reducing our total debt by 32.4% since the beginning of the year. Since March 31, 2006, we have cut our debt in half by repaying $809 million.

Our fourth-quarter debt-reduction efforts have enabled us to reduce our leverage ratio and our interest rate spread on the debt outstanding under our amended credit agreement by 50 basis points to LIBOR + 500 beginning in December. Additionally, S&P changed its outlook from “negative” to “stable” and raised the subordinated notes rating to B-.

At September 30, 2009, our trailing twelve month EBITDA as defined by our credit agreement was $122.4 million.

I’ll now turn the call back to Greg.

Greg Hyland:

Thanks, Evan.

As a general overview, sequentially we saw a nice improvement, particularly with our operating margins, although year-over-year results were down.

The biggest factors negatively impacting our fourth quarter results were the decline in shipment volume on a year-over-year basis and under-absorbed overhead associated with lower production volumes.

While we continue to be significantly impacted by overhead under-absorption on a year-over-year basis, the negative impact of year-over-year under-absorbed overhead was lower in the fourth quarter than in the previous two quarters. Additionally, our raw material costs were lower both year-over-year and sequentially. Our cost containment actions, both in manufacturing operations and SG&A, resulted in $34 million in lower costs in the quarter year-over-year and lower costs than in the third quarter. These factors contributed to the improvement in our operating income margin on a sequential basis.

Unit shipments for our Mueller-branded fire hydrants, valves and brass products in the fourth quarter declined between 8% and 26% year-over-year, and ductile iron pipe shipments in tons declined 22% year-over-year. These declines were attributable to the fall off in residential construction and municipal spending.

With respect to pricing, Mueller Co. and Anvil benefited from higher pricing in the fourth quarter year-over-year, while U.S. Pipe saw an $18.1 million pricing decline year-over-year. I’ll discuss pricing for each business segment in more detail later in the call.

Sequentially, we were very pleased with the operating income margin improvement that we saw at both Mueller Co. and U.S. Pipe in the fourth quarter. As I just mentioned, we benefited from lower raw material costs and lower under-absorption of overhead, which was due to the increased production in the third quarter at these two business units. Specifically, at Mueller Co., adjusted operating income margin improved from 8.8% in the third quarter to 16.1% in the fourth quarter. We achieved a 16.1% operating income margin even though we utilized only 55% of our capacity.

With regard to Mueller Co., we saw a seasonal uptick in shipments in the fourth quarter as we had seen in the third quarter. Shipment volumes of iron gate valves and brass products increased 8% in the fourth quarter from the third quarter, while hydrant shipments were essentially flat. Pricing remained stable in the fourth quarter and the full year as we have held onto our realized fiscal year 2008 price increases while maintaining our market share throughout the year.

Additionally, we benefited from the cost reductions we implemented throughout the year, as well as from increased production. The increase in production and number of hours worked continues a pattern we saw in the third quarter.

Turning to U.S. Pipe…

Shipment volumes of ductile iron pipe increased 12% in the fourth quarter over the third quarter. However, pricing for ductile iron pipe continued to deteriorate in the fourth quarter with the average price per ton decreasing about 2% from the third quarter, about 18% year-over-year and 22% from the first quarter of fiscal 2009.

On a sequential basis, U.S. Pipe benefited from lower raw material costs, lower under-absorbed overhead and lower SG&A costs, as well as higher volumes.

Even though we are still significantly under-utilizing our capacity at U.S. Pipe, we cut our adjusted operating loss by $6.7 million sequentially, excluding the $3 million bad debt charge taken in third quarter of fiscal 2009. U.S. Pipe’s market dynamics remain challenging, which I’ll explain in more detail later.

Turning to Anvil…

Anvil doesn’t experience the same seasonality as our other businesses. It also continued to see a year-over-year decline due to the downturn in the non-residential construction market.

Anvil experienced higher under-absorbed overhead in the fourth quarter compared to the third quarter, attributable to reduced production reflecting the ongoing downturn in non-residential construction.

We continued to benefit from cost-reduction initiatives, including both SG&A and production costs savings in the fourth quarter.

Now I’ll look at fiscal year 2010.

Looking to fiscal year 2010, we believe that we will see several positive drivers for our water infrastructure businesses compared to fiscal 2009, but we don’t foresee a meaningful improvement until fiscal 2011.

First, we do not expect to see any growth in demand coming from the residential construction market. We believe it hit bottom in second quarter of fiscal 2009 and therefore we do not expect to see any further deterioration.

Second, we believe that through the first half of fiscal 2009, our Mueller Co. distributors aggressively reduced their inventories. Thus, we saw our volumes decline greater than end-market demand.

As in the third quarter, we continued to see expedited orders in the fourth quarter, which supported our belief that distributor inventories may be insufficient to meet end market demand. However, we expect distributors to continue to very tightly manage their inventories during the construction off season, which coincides with the first two quarters of our fiscal year.

As we discussed throughout fiscal 2009, we believe municipal spending dropped in the first half of the year due not only to the liquidity crisis and the overall economy, but we also think due to uncertainty around the stimulus package. While we have seen maintenance and repair activity pick up over the last several quarters, we have not seen a pick up in major projects. We believe we could see an increase in year-over-year demand in the second half of fiscal 2010 primarily driven by stimulus spending.

Stimulus package funds for drinking water projects are very slowly working their way into the marketplace. As a reminder, the Congressional Budget Office estimates that water funding will be spent more slowly than funding for other infrastructure projects. The CBO has stated that only 4% of funding for water projects is estimated to be spent in the first year compared to 27% of highway projects. As you know, the stimulus bill currently mandates that the approved funds be spent by February 2011.

Our quotation activity at Mueller Co. and U.S. Pipe for stimulus-related projects picked up from the third to fourth quarter. For example, at U.S. Pipe, stimulus-related quotes increased approximately 60% from the third to fourth quarter and represented approximately 20% of all quotes, while at Mueller Co., ARRA-related quotes represented about 9% of total quotes issued, compared to only 2% of total quotes in the third quarter. We expect municipal spending on water infrastructure to increase in fiscal 2010 primarily driven by ARRA funds. However, we do not expect to see this increase until we enter the construction season in the March/April timeframe.

Turning to Anvil, we believe non-residential construction spending will be down on a year-over-year basis. The forecasts that we use project as much as a 16% decline in non-residential construction spending for the 2010 calendar year.

We have held on to most of our realized 2008 price increases at both Mueller Co. and Anvil.

Prices at U.S. Pipe deteriorated throughout the second half of fiscal 2009. Ductile iron pipe pricing remains a key question for fiscal 2010, especially in the near term. We reduced inventory at U.S. Pipe by 35% during the year, but we don’t believe our competitors cut back production as soon as we did. This is a key factor which we believe will contribute to ductile iron pipe pricing pressure, especially during the construction off season. If you recall, on our last conference call we discussed the 11% price increase we announced effective June 1 and the 10% increase effective August 1. Neither increase held in the marketplace. We will continue to take the necessary steps to maintain our market share.

During fiscal 2010, we expect to benefit from lower raw material costs flowing through our cost of sales, primarily in the first quarter.

As many of you know, we reduced inventory during fiscal 2009, as we aggressively cut back production. As a result, we significantly under-utilized capacity especially in the second and third quarters of fiscal 2009, which resulted in substantial under-absorbed overhead flowing through cost of sales in the third and fourth quarters. Therefore when we get into the second half of fiscal 2010, we expect to see positive year-over-year overhead absorption. In 2010, we will continue to focus on inventory reductions, but we expect to achieve these through process improvement efforts resulting in increased inventory turns rather than through dramatic cutbacks in production.

We implemented a number of cost reduction actions during fiscal 2009 in response to the continued downturn in the economy and its impact on our markets. We expect approximately $20 million from these actions to carryover into fiscal 2010. As a reminder, these actions include reducing the capacity of our North Birmingham pipe facility by 50% in the second quarter, closure of two manufacturing facilities and three warehouses at Anvil in the third quarter, and structural SG&A changes, primarily at U.S. Pipe. We have a number of ongoing productivity initiatives which should yield additional manufacturing cost savings in 2010.

Now let’s take a look at our first quarter in more detail…

As we look at the first quarter for Mueller Co., we expect to see a seasonal revenue decline. We don’t expect to see year-over-year improvement in volume until the second half of our fiscal year. The more-than-seasonal decline last year from fourth quarter 2008 to first quarter 2009 was the result of the credit crisis and distributor inventory reductions.

As we have noted, pricing for our valves and hydrants has been stable, and we have held on to most of our realized 2008 price increases. All of these price increases occurred more than a year ago, and we did not implement any additional increases in 2009. Therefore we expect pricing to remain flat in the first quarter year-over-year.

During the first quarter at Mueller Co., on a year-over-year basis we expect to see lower raw material costs and additional cost savings. However, we expect we will continue to have under-absorbed overhead costs since we had not yet cut back our production in the fourth quarter of fiscal 2008 and first quarter of fiscal 2009. Therefore, we expect to achieve slightly higher operating income margins in the first quarter of 2010 year-over-year, although they will be down sequentially.

Turning now to the first quarter outlook for U.S. Pipe…

Many factors, such as municipal spending, residential construction and seasonal buying patterns, impact both U.S. Pipe’s and Mueller Co.’s businesses. However, demand for U.S. Pipe’s products tends to be driven more by major project spending than by routine maintenance activity. Therefore, we don’t expect U.S. Pipe to have a year-over-year volume pickup until we enter the construction season – the second half of our fiscal year – and we see more stimulus funds in actual projects and not just in project bids.

Prices at U.S. Pipe deteriorated slightly in the fourth quarter, with the average price-per-ton for ductile iron pipe decreasing approximately 2% in the fourth quarter from the third quarter and down 22% from the first quarter of fiscal 2009. We anticipate continued price deterioration in the first quarter of fiscal 2010 since we believe our competitors are still sitting with much higher inventory levels, especially as we enter the construction off-season.

Year-over-year, we expect to benefit from lower raw material costs at U.S. Pipe and the carryover of our cost reduction actions in fiscal 2009. However, we believe pricing deterioration will more than offset any of these year-over-year benefits. We believe U.S. Pipe’s operating loss will be greater year-over-year.

During the first quarter of fiscal 2009, net sales at Anvil had not yet experienced any downturn in its non-residential construction markets. Therefore, we expect Anvil’s revenue and margin to be down significantly year-over-year due to the downturn in non-residential construction. As a reminder, we do not see seasonal patterns with Anvil’s business. We expect its financial performance could be roughly comparable sequentially although volume may continue to decline.

We recently announced the planned divestiture of Anvil’s non-core electrical fittings and couplings business. We will receive cash and certain assets of Seminole Tubular Company, which complements our existing mechanical pipe nipple business. We believe the completion of this divestiture, which we expect in mid-November subject to customary closing conditions, will not only generate cash, but it will enhance our overall product offerings and be a net-positive contributor to EBITDA.

Overall, due to seasonality in our water infrastructure businesses, and the continued decline in the non-residential market, we believe consolidated revenue will be down in the first quarter from the fourth quarter and income from operations will be near breakeven.

Other key variables for fiscal 2010 are: corporate spending is estimated to be between $36 and $39 million; net interest expense is estimated to be within the range of $68 to $70 million. Our effective income tax rate is expected to be between 35% and 38%. Capital expenditures are expected to be $50 to $54 million.

In summary, we continue to manage through a challenging economic environment, and as we look to 2010, we believe we are well positioned. We believe our water infrastructure markets continue to stabilize and are showing early signs of recovery. We expect the recovery to be slow and don’t foresee a substantial improvement until 2011. However, we believe we will see some benefit as more stimulus funding makes its way into the market in the second half of fiscal 2010.

Demand from residential construction will likely require a longer recovery period. Non-residential construction, the primary end market for our Anvil products, is forecasted to decline further in calendar 2010. We will continue to reduce capacity and manage our controllable costs in this business segment accordingly.

We remain focused on generating positive free cash flow, reducing our debt and managing controllable expenses while maintaining our quality, best-in-class product positions, the reputation of our brands and service to our customers. Even though we have implemented and continue to implement a number of cost savings initiatives, we are preserving and even strengthening two key functions which directly affect our customers and end users.

The first is our sales and customer support structure where we have maintained headcount. We are committed to providing superior service and quality products. Strong relationships with our end users are key to accomplishing this objective, and our sales and customer support personnel have done an excellent job in maintaining these relationships.

The second is enhancing existing products and services, developing new products and services and being a leader with emerging technologies to help our end users better perform in the market. It is critical to understand where our industry is going and to ensure we help lead our customers there as they rely on us as their trusted partner.

Making all this possible are our employees. They have done a tremendous job over the past year in helping us generate strong free cash flow through personal commitment and contributions while making sure we continue to meet our customers’ needs. I thank them all for what they have done.

As a reminder, the prepared remarks from this morning’s call are being filed on Form 8-K. With that, I’ll open it up for questions.

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